Exhibit 99.1 Tier Technologies, Inc. 11130 Sunrise Valley Drive, Suite 300 Reston, VA 20191 CONTACT: Ronald Johnston, Chief Financial Officer rjohnston@tier.com (571) 382-1000

Tier Technologies Announces Management Change

RESTON, Va., June 24, 2010 – Tier Technologies, Inc. (NASDAQ: TIER) announced today that its board of directors has elected Charles W. Berger, a Tier director, as chief executive officer, effective June 23, 2010.  Mr. Berger replaces Ronald L. Rossetti.  Mr. Rossetti’s term as chief executive officer was scheduled to expire in April 2011; as a result, the board had previously initiated a search and succession process.  Mr. Berger is not a candidate in that process.  Mr. Berger will serve on an interim basis only.

Mr. Berger has been a member of Tier’s board since January 2002.  He served as chief executive officer of DVDPlay, Inc., a manufacturer and operator of DVD rental kiosks, from April 2006 through February 2009 when the company was sold to NCR, and as chairman of the board of DVDPlay from December 2001 through December 2009.  Mr. Berger previously served as chief executive officer and a director of Nuance Communications, Inc., a publicly traded company that developed and marketed automated speech solutions.  Prior to Nuance, Mr. Berger was CEO of Vicinity Corporation, AdForce, Inc., and Radius.  He has also held executive positions at Sun Microsystems and Apple Computer.  Mr. Berger currently serves as a director for the United States Naval Memorial, a Trustee for Bucknell University, and a director of SonicWALL, Inc., a publicly traded company that manufactures computer network security products.

About Tier Technologies, Inc.

Tier Technologies, Inc. is a leading provider of electronic payment solutions in the biller direct market.  Headquartered in Reston, Virginia, the company provides over 3,900 electronic payment clients in all 50 states and the District of Columbia with enhanced payment services that include multiple payment choices, payment channels, and bill payment products and services.  Tier serves clients in multiple markets including federal, state, and local governments, educational institutions, utilities and commercial clients through its subsidiary, Official Payments Corporation.  For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Tier undertakes no obligation to update any such forward-looking statements.  Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company's ability to realize revenues from its business development opportunities; the timing and completion of the divestment of the Company’s non-core assets; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's quarterly report on Form 10-Q for the period ended March 31, 2010 filed with the SEC.